          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           McClatchy Newspapers, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                           McClatchy Newspapers, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                           MCCLATCHY NEWSPAPERS, INC.
                                 2100 Q STREET
                              SACRAMENTO, CA 95816

                                                                  MARCH 30, 1994

To Our Stockholders:

     You are invited to attend the annual meeting of stockholders to be held at 9:00 a.m. on Wednesday, May 18, 1994 in Edgewater Room E of the Radisson Hotel, 500 Leisure Lane, Sacramento, CA 95815.

     At the meeting, you will be asked to (i) elect directors for the coming year, (ii) approve the McClatchy Newspapers, Inc. 1994 Employee Stock Option Plan, and (iii) ratify the selection of the firm of Deloitte & Touche as independent auditors of the Company for the 1994 fiscal year.

     In addition, the Board of Directors will report on the Company's affairs and a discussion period will be provided for questions and comments.

     Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we ask that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience. By doing so, your right to attend or vote at the meeting will in no way be limited.

                                          Sincerely,

                                          ERWIN POTTS
                                          President and Chief Executive Officer

                                          JAMES B. MCCLATCHY
                                          Chairman of the Board

                           MCCLATCHY NEWSPAPERS, INC.
                                 2100 Q STREET
                              SACRAMENTO, CA 95816

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
                           MCCLATCHY NEWSPAPERS, INC.

                            TO BE HELD MAY 18, 1994

To the Stockholders:

     The annual meeting of stockholders of McClatchy Newspapers, Inc. (the "Company") will be held in Edgewater Room E of the Radisson Hotel, 500 Leisure Lane (Highway 16 & Canterbury Road), Sacramento, California 95815, on Wednesday, May 18, 1994, at 9:00 a.m. local time, for the following purposes:

          1. The election of Directors;

          2. To approve the McClatchy Newspapers, Inc. 1994 Employee Stock Option Plan;

          3. To ratify the appointment of Deloitte & Touche as the Company's independent auditors for 1994; and

          4. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     All of the above matters are more fully described in the accompanying Proxy Statement. Stockholders of record on the books of the Company on March 21, 1994 are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's offices, 2100 Q Street, Sacramento, California, at least 10 days before the meeting.

                                          By Order of the Board of Directors

                                          WILMA C. FLACH,
                                          Secretary

March 30, 1994

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                           MCCLATCHY NEWSPAPERS, INC.
                                 2100 Q STREET
                          SACRAMENTO, CALIFORNIA 95816

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     Your proxy in the form enclosed is solicited by the Board of Directors of the Company for use in voting at the annual meeting of stockholders to be held on Wednesday, May 18, 1994. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 30, 1994.

     The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Subject to any such revocation, all shares represented by properly executed proxies will be voted in accordance with the specifications on the enclosed proxy. If no such specifications are made, the Class A shares will be voted FOR the election of the four nominees for Class A Directors listed in this Proxy Statement and FOR approval of proposals 2 and 3 set forth in the Notice of Annual Meeting of Stockholders and described in this Proxy Statement. Similarly, if no specifications are made, the Class B shares will be voted FOR the election of the nine Class B Directors listed in this Proxy Statement and FOR approval of proposals 2 and 3.

     The Company will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby and will reimburse brokerage firms and nominees for their reasonable expenses in forwarding solicitation materials to beneficial owners of shares held of record by such brokerage firms and nominees. In addition to the solicitation of proxies by mail, officers and regular employees of the Company may communicate with stockholders either in person or by telephone or telegraph for the purpose of soliciting such proxies; no additional compensation will be paid for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     March 21, 1994 has been fixed as the record date for determining the holders of Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the annual meeting. As of the close of business on such date, the Company had outstanding 5,368,706 shares of Class A Common Stock, each of which is entitled to one vote in the election of the four Class A Directors, no vote in the election of the nine Class B Directors and one-tenth vote upon other matters presented at the meeting, and 23,481,789 shares of Class B Common Stock, each of which is entitled to no vote in the election of the four Class A Directors, one vote in the election of the nine Class B Directors and one vote upon other matters presented at the meeting. Election of the Class A and Class B Directors will be by plurality of the votes cast by each respective class. The affirmative vote of the holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock present or represented at the meeting is required for the approval of proposals 2 and 3. Thus, abstentions have the same effect as a negative vote; broker non-votes are not abstentions for this purpose.

                             ELECTION OF DIRECTORS
                             (PROPOSAL 1 ON PROXY)

     The Restated Certificate of Incorporation of the Company provides that the holders of Class A Common Stock have the exclusive right as a class to elect 25% of the Company's directors, or the nearest larger whole number, but no vote with respect to the election of the other directors. The holders of the Class B Common Stock have the right to elect the remaining directors. At the meeting, nine Class B Directors will be elected by the Class B Stockholders and four Class A Directors will be elected by the Class A Stockholders.

     Unless you request on your proxy card that voting of your proxy be withheld for any one or more of the following nominees for director, proxies of Class A Common Stock will be voted for the election of the four nominees for Class A Directors named below and proxies of Class B Common Stock will be voted for the election of the nine nominees for Class B Directors named below, all to serve until the next annual meeting of stockholders and until their successors are elected or chosen. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxy will be voted for any nominee who shall be designated by the present Board to fill such vacancy.

NOMINEES FOR CLASS A DIRECTORS

     Joan F. Lane has been a Director of the Company since March 1989. From 1982 to 1992, Mrs. Lane served as Special Assistant to the Dean of the School of Humanities and Sciences of Stanford University. She is currently a Special Assistant to the Board of Trustees of Stanford University. She has served on the board of directors of The Brown Group, Inc. from 1985 to the present, as a director of the James Irvine Foundation from 1990 to the present, and as a trustee of the San Francisco Foundation from 1984 to November 1991. She was a member of the board of trustees of Smith College from 1978 to 1985, and chairman of that board from 1982 to 1985. Mrs. Lane is 65 years old.

     S. Donley Ritchey has been a Director of the Company since July 1985. He retired from Lucky Stores in 1986, where he was chief executive officer and chairman of its board of directors. Mr. Ritchey is a director of Pacific Telesis Group, The Brown Group, Inc., Spreckels Industries, Hughes Markets, Inc., De La Salle Institute and the Rosenberg and East Bay Community Foundations. He was elected to the city council of the town of Danville, California in November 1987 and is currently Mayor of Danville. Mr. Ritchey is 60 years old.

     William M. Roth has been a Director of the Company since September 1980. He was chief financial officer for Matson Navigation Company from 1952 to 1961, chairman of the board of Pacific Life Assurance Company from 1960 to 1963, and
U. S. Ambassador and Special Trade Representative from 1963 to 1969. He was a member of the University of California Board of Regents for 16 years. Mr. Roth is President of Roth Properties, a family controlled investment management company. Mr. Roth is 77 years old.

     Frederick R. Ruiz has been a Director of the Company since July 1993. He is Chairman and chief executive officer of Ruiz Foods, Inc., a family-owned frozen food manufacturer, having been a co-founder with his father of that business in 1964. He has served on the board of directors of Gottschalks, Inc. since 1992. In 1992, Mr Ruiz' company received the U.S. Small Business Association's National Entrepreneurial Success Award and was inducted into the SBA Hall of Fame in Washington, D.C. Mr. Ruiz is a member of the board of the College of the Sequoias Foundation; a member of the President's Advisory Board, Business Advisory Council of the School of Business, and Board of Governor's Foundation, and past chairman of the Valley Business Center, School of Business, all at California State University, Fresno. He is a member of the board of trustees of Valley Children's Hospital, Fresno, and serves on the boards of the American Frozen Food Institute, California Hispanic Business College Fund, and is a review board member for the U.S. Military Academy, as well as a member of the steering committee of the Valley Business Conference. Mr. Ruiz is 50 years old.

NOMINEES FOR CLASS B DIRECTORS

     William K. Coblentz has been a Director of the Company since March 1979. He is a senior partner in the San Francisco law firm of Coblentz, Cahen, McCabe & Breyer. He was a member of the board of directors of Pacific Telesis Group from 1976 to 1992 and is a member of the boards of directors of the Koret Foundation and The Central Valley Foundation. From 1964 through 1980 Mr. Coblentz was a member of the University of California Board of Regents and was its chairman for two years. Mr. Coblentz is 71 years old.

     Booth Gardner has been a Director of the Company since July 1993. In 1993 he was nominated to serve as the U.S. Ambassador to the General Agreement on Tariffs and Trade (GATT) in Geneva, Switzerland. He was elected Governor of the State of Washington in 1984 and held that office from 1985 to 1993. While Governor, he served as chairman of the Western Governors' Association and chaired the National Governors'

Association's Committee on International Trade. Prior to his tenure as Governor of Washington, he was county executive of Pierce County, Washington from 1980 to 1984. Mr. Gardner is a member of the board of trustees of the Menninger Foundation and the board of advisors of the PEW Charitable Trusts. Mr. Gardner is 57 years old.

     William L. Honeysett has been a Director of the Company since July 1993 and its Executive Vice President since February 1994. Prior to that date, he had been Vice President, Operations since October 1991. Until October 1991 he was publisher of The (Tacoma, Washington) News Tribune. Mr. Honeysett was a regional president for Gannett Co., Inc. before becoming publisher in Tacoma. He is a former director of the Pacific Northwest Newspaper Association. Mr. Honeysett is 56 years old.

     Betty Lou Maloney(1) has been a Director of the Company since July 1975 and Assistant Secretary of the Company since August 1980. Ms. Maloney is 73 years old.

     James B. McClatchy(1) is Chairman of the Company's Board of Directors, having been elected to that position in April 1989; he also held that position from August 1980 through July 1987. He has served as the Company's Publisher from July 1987 to the present. Mr. McClatchy was a Director of the Company from 1943 through 1965, was again elected a Director in March 1976 and has served in that capacity since that time. He is a former owner and publisher of several weekly newspapers in California and Nevada. He is a board member and past president of the Inter-American Press Association, board chairman and director of the French American International School, and a director and president of The Central Valley Foundation. Mr. McClatchy is 73 years old.

     William Ellery McClatchy(1) has been a Director of the Company since March 1976 and Assistant Secretary since August 1980. Mr. McClatchy is 69 years old.

     Erwin Potts has been the President of the Company since July 1987, its chief executive officer since April 1989 and its chief operating officer since 1985. He was the Company's Executive Vice President from March 1985 through July 1987, and a Vice President from March 1979 through March 1985. In addition, Mr. Potts has served as a Director of the Company since March 1976. He has served on the board of directors of The News and Observer Publishing Company from 1990 to the present. He is a member of the advisory board of the John S. Knight Fellowship at Stanford University, and was a member of the advisory board of University of North Carolina School of Journalism from 1989 to 1992. He is a member of the Newspaper Association of America board of governors, a director of the Sacramento Regional Foundation, and a former director of the California Newspaper Publishers Association. Mr. Potts is 61 years old.

     James P. Smith is Vice President, Finance and Treasurer of the Company. He has been a Director of the Company since March 1982. He was named Vice President, Finance in December 1985 and Treasurer in July 1980. Prior to that time he had served as Assistant Treasurer. Mr. Smith served as Secretary from July 1980 through January 1987. Mr. Smith has been the Company's chief financial officer since 1980. Mr. Smith is 56 years old.

     H. Roger Tatarian has been a Director of the Company since March 1982. He was employed by United Press International from 1938 through 1972, and was its vice president and editor-in-chief from 1963 through 1972. From 1972 until 1987 he was a professor of journalism and since 1987 he has been professor emeritus of journalism at California State University, Fresno. He was a trustee, New York Correspondents Fund, 1969 through 1972; member, Board of Governors, Overseas Press Club, 1968 through 1969; member, Western Region Advisory Board, American Press Institute, 1981 through 1984; and Consultant to the U. S. National Commission for UNESCO, 1978 through 1982. Mr. Tatarian is 77 years old.

- ---------------

(1) James B. McClatchy and William Ellery McClatchy are brothers. Betty Lou Maloney is their cousin by marriage.

OTHER EXECUTIVE OFFICERS

     Peter M. CaJacob has been Vice President, Human Resources of the Company since December 1993. He joined the Company as its Director of Human Resources in February 1990. From 1989 to February 1990 he was director of human resources for the GenCorp Automotive Group and prior to that time held management positions in human resources with Aerojet General Corporation and Whirlpool Corporation. Mr. CaJacob served on the board of directors of the Industrial Relations Bureau of the California Newspaper Publishers Association in 1990 and 1991. Mr. CaJacob is 50 years old.

     Gregory E. Favre has been Vice President, News of the Company since January 1990 and Executive Editor of The Sacramento Bee since 1984. Prior to that he was managing editor of the Chicago Sun Times and managing editor of the Chicago Daily News. Mr. Favre is outgoing Vice President and incoming President (April 1, 1994) and member of the board of directors of the American Society of Newspaper Editors. He was named California Newspaper Executive of the Year by the California Newspaper Publishers Association in 1993. He served as President of the California Society of Newspaper Editors during the 1988-1989 term. Mr. Favre is 58 years old.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five regular meetings and one organizational meeting during 1993. The Board of Directors of the Company has standing compensation and audit committees. The Company does not have a nominating committee.

     Mr. Coblentz, Mrs. Lane, Mr. Ritchey and Mr. Tatarian are the members of the Compensation Committee. The Compensation Committee adopts and administers compensation plans for executive officers and certain other employees of the Company, including the Management By Objective Plan, the Executive Performance Plan, the Employee Stock Purchase Plan, the 1987 Employees Stock Option Plan and, if approved at the meeting, the 1994 Employees Stock Option Plan. The Compensation Committee held three meetings in 1993.

     Mr. Ritchey, Mr. Coblentz, Mrs. Lane and Mr. Tatarian are the members of the Audit Committee. The Audit Committee recommends selection of the independent auditors for the Company to the Board (selection being subject to ratification by the stockholders), reviews the scope and results of the annual audit, approves the services to be performed by the independent auditors, and reviews the independence of the auditors, the performance and fees of the independent auditors, the effectiveness and adequacy of the systems of financial reporting and internal accounting controls, and the scope and results of internal auditing procedures. The Audit Committee held four meetings during 1993.

     All Board and Committee members attended more than 75% of the meetings of the Board and/or Committees on which he or she served except H. Roger Tatarian, who attended 69% of such meetings, and Frederick R. Ruiz and Booth Gardner, who attended 67% of such meetings.

                                STOCK OWNERSHIP
CLASS B COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class B Common Stock as of March 21, 1994 by (i) each of the Company's Directors and nominees for Director, (ii) all executive officers and Directors of the Company as a group, and (iii) each person known by the Company to own beneficially more than 5% of the outstanding shares of its Class B Common Stock.

                   DIRECTORS, DIRECTORS AND                      NUMBER OF SHARES OF
     EXECUTIVE OFFICERS AS A GROUP, AND 5% STOCKHOLDERS(2)       CLASS B COMMON STOCK      PERCENT
- ---------------------------------------------------------------  --------------------      -------
James B. McClatchy.............................................       13,112,198(3)         55.8%
William K. Coblentz............................................       11,215,240(4)         47.8%
William Ellery McClatchy.......................................       11,078,865(5)         47.2%
Erwin Potts....................................................       10,000,000(6)         42.6%
William M. Roth................................................       10,000,000(6)         42.6%
Molly Maloney Evangelisti......................................        3,050,000            13.0%
Brown McClatchy Maloney........................................        2,984,600(7)         12.7%
Betty Lou Maloney..............................................        1,500,000             6.4%
All executive officers and directors as a group (15 persons)...       14,748,573            62.8%

- ---------------

(2) All addresses: c/o McClatchy Newspapers, Inc., P.O. Box 15779, Sacramento, CA 95852-0779.

(3) Includes: (i) 10,000,000 shares held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. James B. McClatchy disclaims beneficial ownership of all but the 2,000,000 shares in one such trust as to which he has a present income interest. (ii) 1,078,865 shares over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. James B. McClatchy disclaims beneficial ownership of these shares.

(4) Includes: (i) 10,000,000 shares held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William K. Coblentz disclaims beneficial ownership of these shares.
    (ii) 1,078,865 shares over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. William K. Coblentz disclaims beneficial ownership of these shares. (iii) 136,375 shares with regard to which William K. Coblentz acts as co-trustee under one trust agreement with voting and investment control shared with other trustees. William K. Coblentz and his co-trustees disclaim beneficial ownership of these shares.

(5) Includes: (i) 10,000,000 shares held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M. Roth and Erwin Potts share joint voting and investment control with respect to these trusts. William Ellery McClatchy disclaims beneficial ownership of all but the 2,000,000 shares in one such trust as to which he has a present income interest. (ii) 1,078,865 shares over which James B. McClatchy, William Ellery McClatchy and William K. Coblentz share joint voting and investment control as co-executors under the will of Charles K. McClatchy, deceased. William Ellery McClatchy disclaims beneficial ownership of these shares.

(6) These shares are held under five separate trusts each with 2,000,000 shares and different income beneficiaries. James B. McClatchy, William Ellery McClatchy, William K. Coblentz, William M.

    Roth and Erwin Potts share joint voting and investment control with respect to these trusts. Both Erwin Potts and William M. Roth disclaim beneficial ownership of these shares.

(7) Includes 79,520 shares held in four trusts for the benefit of each of his four children, one containing 22,380 shares, a second containing 20,980 shares, a third containing 19,080 shares, and a fourth containing 17,080 shares. Brown McClatchy Maloney has sole voting and investment control with respect to these trusts. Brown McClatchy Maloney disclaims beneficial ownership of these shares.

CLASS A COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock as of March 21, 1994 by (i) each of the Company's Directors and nominees for Director, (ii) each of the Company's executive officers, (iii) all executive officers and Directors of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of its Class A Common Stock. In addition, holders are deemed to beneficially own shares of Class A Common Stock subject to stock options which are currently exercisable or exercisable within sixty days of the record date. A holder of Class B Common Stock is deemed to be the beneficial owner of the same number of shares of Class A Common Stock under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, on the basis that he or she has the right, subject to the terms of the Stockholders Agreement discussed later in this Proxy Statement, to acquire beneficial ownership of Class A Common Stock by converting Class B Common Stock into Class A Common Stock. In calculating the percentage of outstanding shares of Class A Common Stock beneficially owned by each stockholder, the shares of Class A Common Stock which each stockholder is deemed to own because of such stockholder's ownership of Class B Common Stock are considered outstanding only with respect to such stockholder. Consequently, the column which presents the percentage of deemed beneficial ownership of Class A Common Stock does not reflect the beneficial ownership of Class A Common Stock which is actually outstanding as of March 21, 1994.

                                                                                     DEEMED
                                                                                   BENEFICIAL
                                                                                  OWNERSHIP OF
                                              BENEFICIAL OWNERSHIP OF         CLASS A COMMON STOCK
                                                 OUTSTANDING SHARES        --------------------------
              DIRECTORS, EXECUTIVE                   OF CLASS A              NUMBER OF
            OFFICERS, DIRECTORS AND                 COMMON STOCK             SHARES OF
         EXECUTIVE OFFICERS AS A GROUP,          (INCLUDING SHARES            CLASS A
             AND 5% STOCKHOLDERS(8)               HELD BY SPOUSE)          COMMON STOCK      PERCENT
    ----------------------------------------  ------------------------     -------------     --------
    James B. McClatchy......................            60,000               13,172,198        71.3%
    William K. Coblentz.....................             6,750(9)            11,221,990        67.7%
    William Ellery McClatchy................             3,850(9)            11,082,715        67.4%
    Erwin Potts.............................            89,703(10)           10,089,703        65.3%
    William M. Roth.........................             8,950(9)            10,008,950        65.1%
    Molly Maloney Evangelisti...............             9,842                3,059,842        36.3%
    Brown McClatchy Maloney.................                --                2,984,600        35.7%
    Betty Lou Maloney.......................             3,750(9)             1,503,750        21.9%
    Sue Maloney Stiles......................                --                1,111,866        17.2%
    Adair Rideout McClatchy.................                --                  386,375         6.7%
    Kevin Sorensen McClatchy................                --                  386,375         6.7%
    William Briggs McClatchy................                --                  290,000         5.1%
    Carlos Fugitt McClatchy.................                --                  290,000         5.1%
    James P. Smith..........................            35,993(11)               35,993         (12)
    Gregory E. Favre........................            27,375(13)               27,375         (12)
    William L. Honeysett....................            23,186(14)               23,186         (12)
    Peter M. CaJacob........................             9,209(15)                9,209         (12)
    S. Donley Ritchey.......................             5,750(9)                 5,750         (12)
    Joan F. Lane............................             4,750(9)                 4,750         (12)
    H. Roger Tatarian.......................             4,750(9)                 4,750         (12)

                                                                                     DEEMED
                                                                                   BENEFICIAL
                                                                                  OWNERSHIP OF
                                              BENEFICIAL OWNERSHIP OF         CLASS A COMMON STOCK
                                                 OUTSTANDING SHARES        --------------------------
              DIRECTORS, EXECUTIVE                   OF CLASS A              NUMBER OF
            OFFICERS, DIRECTORS AND                 COMMON STOCK             SHARES OF
         EXECUTIVE OFFICERS AS A GROUP,          (INCLUDING SHARES            CLASS A
             AND 5% STOCKHOLDERS(8)               HELD BY SPOUSE)          COMMON STOCK      PERCENT
    ----------------------------------------  ------------------------     -------------     --------
    Frederick R. Ruiz.......................             1,000                    1,000         (12)
    Booth Gardner...........................                --                       --
    The Capital Group, Inc. ................           555,300                  555,300        10.3%
    The Central Valley Foundation...........           500,000                  500,000         9.3%
    Wellington Management Company...........           454,470                  454,470         8.5%
    Vanguard/PrimeCap Fund, Inc. ...........           300,000                  300,000         5.6%
    The Times Mirror Company................           293,900                  293,900         5.5%
    All executive officers and directors as
      a group (14 persons as Beneficial
      Owners, 14 persons as Deemed
      Beneficial Owners)....................           285,016               15,033,589        74.0%

- ---------------

 (8) All addresses are c/o McClatchy Newspapers, Inc., P. O. Box 15779, Sacramento, CA 95852-0779, except as follows:

The Capital Group, Inc.                Vanguard/PrimeCap Fund, Inc.
333 South Hope Street                  P. O. Box 2600
Los Angeles, CA 90071                  Valley Forge, PA 19482
The Central Valley Foundation          The Times Mirror Company
235 Montgomery Street, Suite 1120      Times Mirror Square
San Francisco, CA 94104                Los Angeles, CA 90053
Wellington Management Company
75 State Street
Boston, MA 02109

 (9) Includes 3,750 shares subject to stock options which are currently exercisable.

(10) Includes 76,375 shares subject to stock options which are currently exercisable.

(11) Includes 31,250 shares subject to stock options which are currently exercisable.

(12) Percentage is less than one percent.

(13) These shares are subject to stock options which are currently exercisable.

(14) Includes 15,300 shares subject to stock options which are currently exercisable.

(15) Includes 8,950 shares subject to stock options which are currently exercisable.

AGREEMENT AMONG CLASS B STOCKHOLDERS

     The owners of all outstanding shares of Class B Common Stock of the Company are parties to an agreement which will terminate September 17, 2047 (unless terminated earlier in accordance with its terms), in which they have agreed, for themselves, their successors and assigns, that subject to certain exceptions no one of them may make any transfer of any shares of Class B Common Stock (unless such shares are, as generally permitted by the agreement, first converted into Class A Common Stock) except to one or more "Permitted Transferees." For purposes of the agreement, a Permitted Transferee is any current holder of Class B Common Stock of the Company; any lineal descendant of Charles K. McClatchy (1858-1936); or a trust for the exclusive benefit of, or in which all of the remainder beneficial interests are owned by, one or more of such lineal descendants.

     In the event that a party to the agreement attempts to transfer any shares of Class B Common Stock or any interest therein in violation of the agreement, or upon the happening of certain other events enumerated in the agreement as "Option Events," the remaining parties will acquire options to purchase the Class B

Common Stock of the party attempting to transfer the same or otherwise affected by the particular Option Event. Such options to purchase will entitle each remaining party to purchase that number of shares of Class B Common Stock which is proportionate to that party's respective holdings of Class B Common Stock prior to such purchase. If all such shares are not purchased by the remaining parties, the Company will have the option to purchase the remaining shares. In general, any shares not so purchased pursuant to this procedure may thereafter be converted into shares of Class A Common Stock and then transferred freely (unless following such conversion the outstanding shares of Class B Common Stock would constitute less than 25% of the total number of all outstanding shares of Common Stock of the Company). The intent of the foregoing agreement is to preserve family control of the Company. Such agreement may be terminated by the vote of the holders of 80% of the outstanding shares of Class B Common Stock who are subject to such agreement.

                                  COMPENSATION

DIRECTORS' COMPENSATION

     Nonemployee Directors, including for this purpose Betty Lou Maloney and William Ellery McClatchy, are currently compensated at the rate of $24,000 per year plus $1,000 per day for attendance at meetings of the Board of Directors and $750 per day for attendance at Committee meetings, subject to a limitation to two meetings in any one day, whether Committee or Board and Committee.

     S. Donley Ritchey and H. Roger Tatarian receive additional compensation for consulting services in connection with special long-range planning projects at the rate of $900 per day for attendance at planning meetings; Mr. Ritchey receives an additional $2,000 per quarter for his services relating to these projects. H. Roger Tatarian also receives $625 per month for services rendered as an editorial consultant.

     In 1991, the Company's stockholders approved the 1990 Directors' Stock Option Plan, pursuant to which each nonemployee Director receives on the date of each annual meeting of stockholders at which he or she is elected an automatic grant of an option for 1,500 shares of Class A Common Stock. The stock options are granted at fair market value, have a ten-year term and vest equally over four years commencing on March 1 following the date of award.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is composed entirely of Directors who are not employees of the Company. The Compensation Committee sets the compensation of the Chief Executive Officer and Chairman of the Board and otherwise reviews and administers the Company's compensation program as it applies to other executive officers.

     The principal elements of the Company's executive compensation program are
(1) annual base salary, (2) annual cash bonus based on assessment of success in meeting performance objectives on an individual, unit and/or Company-wide basis,
(3) cash compensation under the Executive Performance Plan based upon growth in earnings per share of the Company's stock and year-over-year improvement in pretax income, and (4) stock option awards under the employee stock option plans providing equity compensation, the value of which will ultimately be determined by growth over time in the market price of the Company's stock. Together these elements constitute an integrated compensation program which focuses on both short-term and long-term performance utilizing a combination of cash and equity incentives. The program is designed to reward and create incentives for excellence in individual achievement as well as Company performance.

     In evaluating Company performance, the Committee considers not only increase in value of the Company's stock, but other performance factors, such as improvement in revenue and earnings, growth in circulation, product excellence and market acceptance, sound strategic planning, development of new products and services, and community involvement and good corporate citizenship. In evaluating individual performance of key executives, the Committee also reviews such factors as leadership, employee morale and individual achievement.

     The Committee believes the Company's established compensation program is vital to the achievement of Company objectives, in that it will:

     - Enable the Company to attract and retain key executives essential to the long-term success of the Company;

     - Motivate and reward senior executives for development and achievement of sound strategic business objectives; and

     - Provide opportunity to selected executives to acquire a proprietary interest in the success of the Company through stock ownership under the Company's employee stock option plans and employee stock purchase plan.

     The Committee sets the salary and annual cash bonus of the Chairman of the Board and the Chief Executive Officer and, after review, acting on the recommendation of the CEO, approves the annual cash compensation of other named executive officers. The Committee also administers the Company's Employee stock option plans and the Executive Performance Plan, and in so doing, designates all persons who will receive awards and sets the amount, form and other conditions of the award.

     It is the Company's policy generally to qualify compensation paid to executive officers for deductibility under applicable provisions of the Internal Revenue Code, including new Section 162(m). The Company is submitting for a vote of its stockholders at its 1994 annual meeting its 1994 Employee Stock Option Plan, which is intended to meet the applicable requirements of Section 162(m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

COMPENSATION OF EXECUTIVE OFFICERS, 1993

     Salary and incentive levels of the Company's executive officers for fiscal year 1993 were reviewed by the Compensation Committee in late 1992. Bonuses were subsequently fixed and paid in the same manner based on a year-end assessment of results versus predetermined objectives.

     Salaries. The Committee granted increases in salary to executive officers ranging from 0% to 5.1% over the prior year salary based upon an internal comparative review of salary levels at nine companies within the industry (all of which are included in the Company's established peer group), internal pay equity considerations, general economic conditions, financial performance of the Company, and individual responsibility, experience and job performance. These increases were consistent with the wage and salary increases granted throughout the Company. While all of this information was taken into consideration by the Committee, no special attempt was made to set executive salaries in any particular relationship to any of these factors.

     Bonus Awards. Except as to the CEO and the Chairman, awards under the MBO annual bonus plan were based on full or partial achievement of preestablished performance goals. Each performance objective was weighted to reflect its relative importance to specific short-term and long-term financial, strategic and/or management practices goals. To determine the bonus to which a participant is entitled, a certain number of points up to 100 were awarded to each executive officer based upon his performance during the year. A certain percentage of total points possible, typically not exceeding 10%, is reserved for subjective evaluation. Points are applied as a percentage, to an amount equal to a predetermined percent (depending on the particular participant) of his or her base salary during the year.

     In the case of the CEO, a maximum bonus award is specified in his employment contract with the Company. The bonus award as respects the Chairman is unspecified and at the discretion of the Committee. For these two executive officers, the Committee subjectively assessed overall accomplishments. Typical performance objectives applicable to Mr. Honeysett, Mr. Smith and Mr. Favre include achievement of (i) Company-wide financial performance levels against annual budgets, (ii) predetermined functional operating goals, and (iii) product and management improvement objectives.

     Stock Option Awards. No stock options were awarded in 1993. Stock option awards are usually granted each year to selected management personnel, including all executive officers permitted by the terms of the employee stock option plans to participate, but the 1994 awards which customarily would have been made in late 1993 were not made until January 1994.(16) In fixing these grants, the Committee through subjective evaluation processes determines the award for the CEO, and as to the three remaining executive officers participating in the stock option plan, considers the recommendation of the CEO. Elements given weight by the Committee in considering the number of options to be awarded include individual responsibility and accountability, anticipated contributions, and long-term value of the participant to the Company. The process employed by the Committee in determining individual awards under the Company's employee stock option plans, including those of executive officers, relates primarily to levels of responsibility but also includes subjective factors not subject to predetermined specific criteria.

     Executive Performance Incentive Awards. Awards for 1993 under the Company's Executive Performance Plan ("EPP") were made in late 1992. These awards are comprised of EPS Units and Performance Units. An EPS Unit represents a contingent right to receive cash in an amount equal to the earnings (as defined in the EPP) attributable to one share of the Company's stock. An Improvement Unit represents a contingent right to receive cash in an amount equal to $1 times the number of percentage points not in excess of 25 by which pretax earnings for the year of grant exceed the pretax earnings for the prior year. The award vests over a period of four years, commencing March 1 of the year following the year for which the grant is made. In 1993, a total of $156,591 was awarded to the Company's executive officers under the EPP.

     While EPP compensation is tied to the Company's stock and financial performance, executives selected as participants and the number of EPS Units and Improvement Units awarded is set after review, acting on the recommendation of the CEO. EPP awards contribute to keeping participating executives sharply focused upon maintenance of strong stockholder value even in challenging economic environments. The selection of participants and determination of award units relates primarily to levels of responsibility, but also includes subjective factors not subject to specific criteria.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER, 1993

     Erwin Potts, the Company's Chief Executive Officer, has entered into an employment agreement with the Company, described below at page 15, which provides that his annual cash bonus will not exceed fifty percent of his annual base salary.

     Mr. Potts' 1993 salary was $485,000, the same as in 1992, reflecting the Company's goals of tightly restraining costs and maintaining profitability in the face of an anticipated recessionary-to-flat economy in the Company's principal markets for 1993.

     Mr. Potts' annual bonus for 1993, awarded in January 1994, was not based on specific predetermined financial targets. The Committee based his bonus award upon a year-end 1993 review of the Company's overall results, taking into account the level of his responsibility and accountability, and his individual performance as the Company's Chief Executive Officer. The $220,000 bonus awarded to Mr. Potts by the Compensation Committee at year end reflected the Company's financial and operational successes in 1993 under his direction. Revenues for the year increased 2.0% while operating expenses were held to a modest 1.5% increase, for a record cash flow of $90.7 million, despite a California economy which continued in recession, lagging the upturn in the national economy. Revenues from the Company's non-California properties reached a high of 32% of total Company revenue for the year. These financial results produced an accrual to Mr. Potts under the fixed formula of the EPP of cash compensation of $48,843.(17) A significant accomplishment in 1993 under Mr. Potts' leadership was the initiation of the expansion of Big Valley Distribution Co., the Company's regional preprint distribution company, into a national company known as The Newspaper Network, Inc., qualifying it to do business in all 50 states, and the launching of a campaign to make it the nation's leading network for the one-order, one-bill sale of advertising preprints in the nation's newspapers. The Company also expanded its experiments with audiotex, facsimile on demand, and similar

- ---------------

(16) On January 12, 1994, stock option awards were granted to the named executive officers in the following amounts: to Erwin Potts, 19,600; to William L. Honeysett, 11,600; to James P. Smith, 9,600; and to Gregory E. Favre, 9,000. James B. McClatchy does not participate in the employee stock option plan.

(17) These sums are not immediately available to Mr. Potts, but vest at the rate of 25% over a four-year period commencing March 1, 1994.

new technologies, and anticipates becoming a supplier to the nation's "information superhighways" of customized information from each of its newspaper markets.

     The Committee, in setting Mr. Potts' salary and bonus, and in fixing the number of stock option awards awarded him under the 1987 Employee Stock Option Plan, and EPS and Improvement Units awarded him under the EPP, weighed the level of responsibility and accountability to which he is held as the Chief Executive Officer of the Company, as well as individual performance expectations and standards set for him by the Committee.

     The tables which follow, and accompanying narrative, reflect the decisions covered by the above discussion.

                                          WILLIAM K. COBLENTZ, Chairman
                                          JOAN F. LANE
                                          S. DONLEY RITCHEY
                                          H. ROGER TATARIAN

                           SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for the fiscal years December 31, 1991, 1992 and 1993:

                                                                               LONG-TERM
                                                                              COMPENSATION
                                              ANNUAL COMPENSATION                AWARDS
                                    ---------------------------------------   ------------
                                                               OTHER ANNUAL    SECURITIES     ALL OTHER
             NAME AND                                          COMPENSATION    UNDERLYING    COMPENSATION
        PRINCIPAL POSITION          YEAR   SALARY($) BONUS($)    ($)(18)       OPTIONS(#)      ($)(19)
- ----------------------------------- -----  --------  --------  ------------   ------------   ------------
Potts, Erwin                         1993   485,000   220,000      48,843              0         15,792
  President                          1992   485,000   200,000     101,532         25,000         16,587
  & CEO                              1991   470,000   155,000       8,809         25,000         17,320
Honeysett, William L.(20)            1993   315,016    87,511      38,253              0          8,418
  Executive Vice President           1992   300,000    82,524      70,810         12,000         10,271
                                     1991   258,015    48,750           0         15,000          6,320
Smith, James P.                      1993   253,500    49,433      28,082              0          8,718
  Vice President,                    1992   245,000    47,673      58,420         10,000         10,283
  Finance & CFO                      1991   235,000    37,850       5,061          9,000         10,642
McClatchy, James B.                  1993   206,024    30,000           0              0         20,158
  Chairman of the                    1992   208,000    30,000           0              0         10,283
  Board & Publisher                  1991   200,000    25,000           0              0         10,642
Favre, Gregory E.                    1993   205,010    47,040      23,822              0          8,714
  Vice President,                    1992   195,000    42,829      49,360          9,000         10,172
  News                               1991   185,000    39,294       4,308          8,000         10,284

- ---------------

(18) Represents earnings accrued under the Company's Executive Performance Plan. These earnings are vested and paid out in four equal annual installments of 25% each commencing March 1 following the year for which the award is made; no portion of the amount earned in 1993 was paid to the participants in 1993.

(19) This sum includes (i) Company contributions to the Company's 401(k) Plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each to such Plan, and (ii) premium payments to continue life insurance coverage under the Group Executive Life Insurance Plan at a level not otherwise available under the Company's standard life insurance coverage. The amount of the contribution to the Company's 401(k) Plan for the named executive officers for 1993 was $5,996; for 1992 the amount was $5,819; for 1991 the amount was $5,650, except as to Mr. Honeysett, for whom the Company contributed $3,986.

(20) Mr. Honeysett became an executive officer on October 1, 1991.

                              STOCK OPTION AWARDS

     No options were awarded in calendar year 1993. The Company customarily awards options annually in the latter part of a year for the ensuing year, but this practice was not followed in 1993 and the granting of 1994 awards was delayed until January 12, 1994.

     The following table contains information concerning the grant of stock options on January 12, 1994 under the Company's 1987 Employee Stock Option Plan to the five most highly compensated executive officers. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date of grant over the full option term.

                                                                                             POTENTIAL
                                                 INDIVIDUAL GRANTS(21)                  REALIZABLE VALUE AT
                                   --------------------------------------------------     ASSUMED ANNUAL
                                   SECURITIES     % OF TOTAL                              RATES OF STOCK
                                   UNDERLYING      OPTIONS      EXERCISE                PRICE APPRECIATION
                                     OPTIONS      GRANTED TO    OR BASE                 FOR OPTION TERM(22)
                                     GRANTED     EMPLOYEES IN    PRICE     EXPIRATION   -------------------
              NAME                     (#)       JANUARY 1994    ($/SH)       DATE         5%        10%
- ---------------------------------  -----------   ------------   --------   ----------   --------   --------
Potts, Erwin.....................     19,600        18.75%      $ 22.625    1-12-2004   $278,883   $706,745
Honeysett, William L. ...........     11,600        11.10%        22.625    1-12-2004    165,053    418,277
Smith, James P. .................      9,600         9.19%        22.625    1-12-2004    136,596    346,161
McClatchy, James B. .............          0           N/A
Favre, Gregory E. ...............      9,000         8.61%        22.625    1-12-2004    128,058    324,526

- ---------------

(21) Annual stock option grants consist of stock options granted based upon assessment by the Compensation Committee of the individual's past performance, level of responsibility and accountability, anticipated future contributions and long-term value to the Company. Stock options are granted at fair market value, have a ten-year term and vest equally over four years commencing on March 1 following the date of award.

(22) Since the ten-year option term extends beyond the normal retirement date of the named executive officers and by the terms of the 1987 Employee Stock Option Plan cannot then be exercised, the table below illustrates the option values for these executive officers at their normal retirement dates:

                                                              NORMAL
                                                OPTIONS     RETIREMENT
                        NAME                  GRANTED (#)      DATE         5%        10%
        ------------------------------------  -----------   ----------   --------   --------
        Potts, Erwin........................     19,600      1-12-1997   $ 69,899   $146,782
        Honeysett, William L. ..............     11,600      1-12-2002    125,308    300,135
        Smith, James P. ....................      9,600      1-12-2003    119,748    294,947
        Favre, Gregory E. ..................      9,000      1-12-2000     69,252    157,109

     In addition to the foregoing table, the following supplemental information should be considered, using the same ten-year option term:

                                                              5%                   10%
                                                         -------------        -------------
        Per share value, base price plus
          appreciation................................     $36.8537             $58.6834
        Shareholder value of $1,000 invested at
          $22.625 per share...........................      $1,629               $2,594
        McClatchy Newspapers, Inc. Shareholder Value
          at $22.625 per share-$653 million at January
          12, 1994....................................   $1.1 billion         $1.7 billion

                         OPTION EXERCISES AND HOLDINGS

     The following table shows the number of shares of Class A Common Stock represented by outstanding stock options held by each of the five most highly compensated executive officers as of December 31, 1993 and the value of such options based on the closing price of the Company's Class A Common Stock on December 31, 1993. The exercise price of shares represented by certain of these options was higher than the closing price of the stock at year end with the result that those options were "out of the money" on that date. No stock option was exercised by any executive officer in 1993.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                               SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                                   AT FY-END (#)                     AT FY-END ($)
                                          -------------------------------     ---------------------------
                 NAME                     EXERCISABLE      UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
- ---------------------------------------   ------------     --------------     -----------     -----------
Potts, Erwin...........................         55,875             56,125     $385,468.75     $374,218.75
Honeysett, William L. .................          7,850             24,450       55,875.00      145,937.50
Smith, James P. .......................         23,375             21,625      144,500.00      125,937.50
McClatchy, James B. ...................              0                  0
Favre, Gregory E. .....................         20,125             19,875      127,312.50      118,312.50

                          FIVE-YEAR PERFORMANCE GRAPH

     The SEC requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and (2) an industry index or peer group. Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Class A Common Stock against the cumulative total return of the S&P Midcap 400 Index and a Peer Group Index for a period of five fiscal years ended December 31, 1993.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       AMONG MCCLATCHY NEWSPAPERS, INC.,
               S&P MIDCAP 400 INDEX, AND NEWSPAPER INDUSTRY INDEX

                                        S&P MIDCAP      NEWSPAPER
MEASUREMENT PERIOD      MNI             400 INDEX       INDUSTRY INDEX

12/31/88                100                 100             100
12/31/89                140                 136             121
12/31/90                120                 129              96
12/31/91                119                 193             115
12/31/92                133                 216             131
12/31/93                168                 246             153

* $100 INVESTED ON 12/31/88 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDED DECEMBER 31.

     The Peer Group Index is comprised of the following publicly-traded newspaper publishing companies, and is weighted according to market capitalization as of the end of each year: (1) A. H. Belo Corporation, (2) Central Newspapers, Inc., (3) Dow Jones & Company, (4) E. W. Scripps Company,
(5) Gannett Co., Inc., (6) Knight-Ridder, Inc., (7) Lee Enterprises, Inc., (8) McClatchy Newspapers, Inc., (9) Media General, Inc., (10) The New York Times Company, (11) Pulitzer Publishing Company, (12) Times Mirror Company, (13) Tribune Company and (14) Washington Post Company.

     Central Newspapers, Inc. and E. W. Scripps Company were added to the Peer Group Index this year because five-year stock information became available for both companies. The addition of these two companies did not change the graph for the peer group.

                                 PENSION PLANS

     The following table shows the estimated annual pension benefits payable to the executive officers named in the Summary Compensation Table at normal retirement age (age 65) under the Company's qualified defined benefit pension plan, as well as its nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the
Company:

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                 --------------------------------------------------------------------------------------
REMUNERATION        5           10           15           20           25           30           35
- ------------     --------    ---------    ---------    ---------    ---------    ---------    ---------
  $200,000       $ 15,000    $  30,000    $  45,000    $  60,000    $  75,000    $  90,000    $ 105,000
   350,000         26,250       52,500       78,750      105,000      131,250      157,500      183,750
   500,000         37,500       75,000      112,500      150,000      187,500      225,000      262,500
   650,000         48,750       97,500      146,250      195,000      243,750      292,500      341,250
   800,000         60,000      120,000      180,000      240,000      300,000      360,000      420,000
   950,000         71,250      142,500      213,750      285,000      356,250      427,500      498,750

     Benefits under the qualified defined pension plan are computed using basic compensation exclusive of overtime and other compensation; benefits under the supplemental plan are calculated using basic salary plus any annual cash bonus awarded. Covered compensation for the named executive officers would consist of the salary and bonus set forth in the Summary Compensation Table above, and for the named executive officers as of the end of the last calendar year is: Erwin Potts, $705,000; William L. Honeysett, $402,527; James P. Smith, $302,933; James
B. McClatchy, $236,024; Gregory E. Favre, $252,050.

     The estimated credited years of service at December 31, 1993, for each named executive is as follows: Erwin Potts, 17.67; William L. Honeysett, 7.42; James P. Smith 19.00; James B. McClatchy 24.23; Gregory E. Favre, 9.17.

                              EMPLOYMENT AGREEMENT

     The Company has an Employment Agreement (the "Agreement") with its Chief Executive Officer, Erwin Potts. The Agreement expires on October 16, 1994, and provides for a base salary of not less than $400,000 per year. If during the term of the Agreement Mr. Potts' employment is involuntarily terminated for any reason other than "cause," "mental incompetence" or "disability," or if he resigns for "good reason" (as these terms are defined in the Agreement), he would be entitled to a severance payment in an amount equal to his base salary, at the rate then in effect, for the balance of the term. The severance payment may be made in a lump sum or in five equal annual installments, at Mr. Potts' election (subject to the approval of the Board of Directors). In addition, if a severance payment is made, Mr. Potts' group insurance coverage would be continued for the balance of the term of the Agreement or until he becomes eligible for comparable coverage as a result of reemployment, whichever is earlier. If during the term of the Agreement Mr. Potts' employment is terminated because of his disability, he would be entitled to a disability benefit in an amount equal to 50% of his base salary at the rate then in effect, reduced by all other disability benefits that are payable to him under the Company's group insurance plan and all federal or state insurance programs. The disability benefit would be payable for the balance of the term of the Agreement or until disability benefits under the Company's group insurance plan are discontinued, whichever is earlier. In addition, Mr. Potts' group insurance benefits would be continued as long as the disability benefit is payable. In the event of Mr. Potts' death during the term of the Agreement, his surviving spouse may continue her coverage under the Company's group health insurance for her life.

                  APPROVAL OF 1994 EMPLOYEE STOCK OPTION PLAN
                             (PROPOSAL 2 ON PROXY)

     On January 26, 1994, the Company's Board of Directors adopted the 1994 Employee Stock Option Plan (the "1994 Option Plan"). A total of 650,000 shares of Class A Common Stock is reserved for issuance upon the exercise of options which may be granted under the 1994 Option Plan. If any option granted under the 1994 Option Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants.

     The purpose of the 1994 Option Plan is to obtain for the Company and its stockholders the commitment and motivation inherent in stock ownership by those persons upon whose judgment, initiative and efforts the Company is substantially dependent for the successful operation of its business. The Company believes that stock ownership will provide such persons with a significant incentive to remain with and increase their efforts on behalf of the Company and its subsidiaries. The Company also believes that the existence of the 1994 Option Plan is an effective means for attracting outstanding new employees.

     Employees of the Company (including officers and directors who are employees) are eligible for the grant of options under the 1994 Option Plan. Approximately 26 employees are currently considered for such grants. The awards may be granted in the form of nonqualified options or as incentive stock options ("ISOs") intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986 (the "Code.") The exercise price for all options is 100% of the fair market value of Class A Common Stock on the date of grant. With respect to any optionee who owns shares possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price for any ISO must be equal to at least 110% of the fair market value of the Class A Common Stock on the date of grant. The term of an option cannot exceed 10 years. Options expire not later than 30 days following a termination of employment other than by death, disability or retirement, 90 days following retirement (unless a longer period is specified in the option agreement) or 12 months following the optionee's permanent disability or death. In addition, no optionee may be granted options in any calendar year to purchase shares of Class A Common Stock in excess of 150,000 shares.

     A committee consisting of two or more disinterested members of the Board of Directors of the Company administers the Option Plan. The Committee selects the optionees, determines the number of shares to be made subject to each grant, and prescribes the other terms and conditions of each award, including, but not limited to, the exercisability or vesting of options. An option agreement may provide that the exercise price may be paid in cash, by surrendering shares of Class A Common Stock held by the optionee for at least 12 months, or by a combination of these methods. The Committee, in its sole discretion, may cancel options which are exercisable and pay the optionee cash and/or stock in settlement of the cancelled options.

     The Committee has full discretion to determine the number and amount of options to be granted to key employees under the 1994 Option Plan, subject to an annual limitation on the total number of options that may be granted to any optionee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group and all other key employees under the 1994 Option Plan are not presently determinable.

     No options have been awarded under the 1994 Option Plan. The market value of the Class A Common Stock as of March 21, 1994 was $23.625 per share.

     Federal Income Tax Consequences. The federal tax consequences of nonqualified (nonstatutory) stock options and ISOs are complex and subject to change. The following summary is intended only as a general guide as to federal income tax consequences. A taxpayer's particular situation may be such that some variation of the general rules is applicable.

     Options designated as ISOs are intended to fall within the provisions of
Section 422 of the Code. An optionee does not realize any taxable income as the result of the grant or exercise of such an option. For employees who do not dispose of their shares for two years following the date the option was granted nor within 12 months following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an employee is entitled to long-term capital gain treatment upon a sale of the stock, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise, the transaction is deemed a "disqualifying disposition." In a disqualifying disposition, the difference between the option price and the fair market value of the shares at date of exercise (not to exceed the gain realized on the sale) will be taxed at ordinary income rates at the time of the disposition. Any gain in excess of that amount will be long-term or short-term capital gain, depending on the length of time the stock was held. If no gain is realized, there will be no ordinary income, and any loss will be a long-term or short-term capital loss. Any ordinary income realized by the optionee upon the disposition of stock will be deductible by the Company for federal income tax purposes.

     Nonstatutory stock options have no special tax status. An optionee does not realize any taxable income as the result of the grant of an option. Upon exercise of an option, the optionee normally realizes ordinary income in the amount of the difference between the option price and the fair market value of the stock on the date of exercise and is subject to withholding of tax. Upon the sale of option shares, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as short-term or long-term capital gain or loss, depending upon the holding period from the date of recognition of income. No tax deduction is available to the Company with respect to the grant of the option or the sale of stock acquired pursuant thereto. The Company is entitled to a deduction equal to the amount of ordinary income that the optionee is required to recognize as a result of the exercise of the option.

     Somewhat different tax rules apply to optionees who are directors, officers or 10% stockholders of the Company.

     Unless marked to the contrary, proxies received will be voted FOR approval of the 1994 Option Plan. The affirmative vote of the holders of a majority of the aggregate voting power of the shares of Class A and Class B Common Stock present or represented at the meeting is required for approval of the 1994 Option Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1994 EMPLOYEE STOCK OPTION PLAN.

                      RATIFICATION OF INDEPENDENT AUDITORS
                             (PROPOSAL 3 ON PROXY)

     The Board of Directors has appointed, subject to ratification by the stockholders, Deloitte & Touche as independent auditors for the current fiscal year ending December 31, 1994. Representatives of Deloitte & Touche are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     An affirmative vote of a majority of the aggregate voting power of the shares of Class A and Class B Common Stock present or represented at the meeting is required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     The Board of Directors does not know of any business to be presented at the annual meeting other than the matters set forth above, but if other matters properly come before the meeting it is the intention of the persons named in the proxies to vote in accordance with their best judgment on such matters.

     Pursuant to SEC regulations, the Company is required to identify the names of persons who failed to file or filed late a report required under Section 16 of the Securities Exchange Act. Generally, the reporting regulations under
Section 16 require directors, executive officers and greater than 10% stockholders to report changes in ownership of Company securities. Peter M. CaJacob, an executive officer of the Company, filed

Form 3, Initial Statement of Beneficial Ownership of Securities, reporting his being named the Company's Vice President, Human Resources, approximately nine weeks late.

     Proposals of stockholders intended to be presented at the Company's 1995 annual meeting of stockholders must be received at the corporate Secretary's Office, 2100 Q Street, Sacramento, California 95816, no later than November 30, 1994, to be considered for inclusion in the proxy statement and form of proxy for that meeting.

                                          By Order of the Board of Directors

                                          WILMA C. FLACH
                                          Secretary
March 30, 1994

                           MCCLATCHY NEWSPAPERS, INC.

                              CLASS A COMMON PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 1994.

The undersigned hereby appoints James B. McClatchy, Erwin Potts and Wilma C. Flach, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class A Common Stock of McClatchy Newspapers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 18, 1994, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. If no such directions are made, this proxy will voted FOR the election of directors and FOR proposals 2 and 3.

             (CONTINUED AND TO BE DATED AND SIGNED, ON OTHER SIDE)

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                               ----------------
                                CLASS A COMMON

Proposal 1:  To elect directors to serve until the next annual meeting of stockholders and until their successors are elected or chosen.

        For all nominees      / /         Withhold              / /
        listed below (except              Authority (to vote
        as marked to the                  for all nominees
        contrary at right)                listed at right)

Nominees:  Joan F. Lane, S. Donley Ritchey, William M. Roth, Frederick R. Ruiz

(Instruction:  To withhold authority to vote for any individual nominee write the nominees name below)

- --------------------------------------------------------------------------------

Proposal 2:  Approval of the McClatchy Newspapers, Inc. 1994 Employee Stock
             Option Plan.

                 For  / /       Against  / /       Abstain  / /

Proposal 3:  Ratification of the appointment of Deloitte & Touche as the
             Company's independent auditors for 1994.

                 For  / /       Against  / /       Abstain  / /

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:________________________________________________, 1994

- ------------------------------------------------------------
Signature

- ------------------------------------------------------------
Signature (if held jointly)

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                           MCCLATCHY NEWSPAPERS, INC.

                              CLASS B COMMON PROXY

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 1994.

The undersigned hereby appoints James B. McClatchy, Erwin Potts and Wilma C. Flach, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of the Class B Common Stock of McClatchy Newspapers, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 18, 1994, or any postponement or adjournment thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. If no such directions are made, this proxy will voted FOR the election of directors and FOR proposals 2 and 3.

             (CONTINUED AND TO BE DATED AND SIGNED, ON OTHER SIDE)

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                ----------------
                                 CLASS B COMMON

Proposal 1:  To elect directors to serve until the next annual meeting of stockholders and until their successors are elected or chosen.

        For all nominees      / /         Withhold              / /
        listed below (except              Authority (to vote
        as marked to the                  for all nominees
        contrary at right)                listed at right)

Nominees:  William K. Coblentz, Booth Gardner, William L. Honeysett, Betty Lou
           Maloney, James B. McClatchy, William Ellery McClatchy, Erwin Potts, James P. Smith, H. Roger Tatarian

(Instruction:  To withhold authority to vote for any individual nominee write the nominees name below)

- --------------------------------------------------------------------------------

Proposal 2:  Approval of the McClatchy Newspapers, Inc. 1994 Employee Stock
             Option Plan.

                 For  / /       Against  / /       Abstain  / /

Proposal 3:  Ratification of the appointment of Deloitte & Touche as the
             Company's independent auditors for 1994.

                 For  / /       Against  / /       Abstain  / /

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:________________________________________________, 1994

- ------------------------------------------------------------
Signature

- ------------------------------------------------------------
Signature (if held jointly)

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE